CERTIFICATE OF TRUST

OF

AMERICAN FUNDS MONEY MARKET FUND

This Certificate of Trust of American Funds Money Market Fund (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the "Act").

1. Name. The name of the trust formed hereby is American Funds Money Market Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a "Series").

5. Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/Kristine M. Nishiyama

Kristine M. Nishiyama, Trustee

/s/Michael J. Triessl

Michael J. Triessl, Trustee

/s/Kimberly S. Verdick

Kimberly S. Verdick, Trustee

Certificate of Establishment and Designation of Class R-2E Shares

for

American Funds Money Market Fund

The trustees, constituting at least a majority of the trustees American Funds Money Market Fund, a Delaware statutory trust (the “Trust”), have established and designated pursuant to Section 2.6 of the Amended and Restated Agreement and Declaration of Trust of the Trust dated December 5, 2012, (the “Declaration”), a Class of shares of the Trust to be known as Class R-2E Shares (the “Designated Class”).

1. Rights, Preferences and Characteristics. The Designated Class shall have the relative rights, preferences and characteristics described in the Declaration and the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the Designated Class . Any rights, preferences, qualifications, limitations and restrictions with respect to Classes generally that are set forth in the Declaration shall apply to the Designated Class unless otherwise specified in the Registration Statement, in which case those specified in the Registration Statement shall control.

2. Authorization of Officers. The trustees have authorized and directed the officers of the Trust to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests or other instruments, make such payments and to do any and all things that in their discretion may be necessary or advisable to effect the matters referenced herein and as may be necessary or advisable for the conduct of the business of the Trust.

3. Incorporation of Defined Terms. Capitalized terms which are not defined herein shall have the meaning ascribed to those terms in the Declaration.

AMERICAN FUNDS MONEY
MARKET FUND

/s/Courtney R. Taylor

Courtney R. Taylor

Secretary